        EXHIBIT 10.29
AMENDMENT NO. 1
TO
EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment No. 1 to Executive Employment Agreement (this “Amendment”) is entered into as of October 30, 2025, by and between Welltower, Inc., a Delaware corporation (the “Company”), and Shankh Mitra (the “Executive”).
WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement, dated as of May 19, 2021 (the “Agreement”);
WHEREAS, pursuant to Section 15 of the Agreement, amendments to the Agreement are required to be effected pursuant to a writing executed by the Company and the Executive;
WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company; and
WHEREAS, the Company desires, and the Executive hereby agrees, to amend the Agreement on the terms set forth herein.
NOW, THEREFORE, in consideration of the Executive’s continued employment with the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
1.Amendment of the Agreement. The Agreement is hereby amended as follows:
a.Section 3(a) of the Agreement is hereby amended and restated in its entirety as follows:
Effective as of January 1, 2026, and until December 31, 2035, the Executive shall receive an annual base salary of $110,000 in cash (the “Annual Base Salary”). The Annual Base Salary shall be payable in substantially equal semi-monthly installments in accordance with the Corporation’s customary payroll practices.”
b.All references in the Agreement to “Base Compensation” shall instead refer to the Annual Base Salary.
c.Section 3(b) of the Agreement is hereby amended and restated in its entirety as follows:
“From and following January 1, 2026, and until December 31, 2035, the Executive shall not be eligible to participate in any annual or other short-term incentive compensation plan or program of any member of the Corporation or any of its affiliates, except that the Executive shall remain eligible to receive any annual cash incentive bonus earned in respect of calendar year 2025.”
d.Section 4(a) of the Agreement is hereby amended and restated in its entirety as follows:
“From and following January 1, 2026, and until December 31, 2035, the Executive shall not be eligible to receive any new compensatory equity or equity-based awards in respect of the Corporation or any of its affiliates.”

e.Section 4(f) of the Agreement is hereby amended and restated in its entirety as follows:
“Other Benefits. In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such retirement plans of the Corporation as are applicable generally to other executive officers, and in such welfare plans, programs, practices and policies of the Corporation as are generally applicable to other executive officers, unless such participation would duplicate, directly or indirectly, benefits already accorded to the Executive.”

f.The preamble to Section 5(a) of the Agreement is hereby amended and restated in its entirety as follows:
“Termination without Cause or Termination by Executive for Good Reason (as defined below). If the Executive’s employment is terminated by the Corporation without Cause (but not including due to death or Disability) or terminated by the Executive for Good Reason, in either case, at any time after December 31, 2035, the Executive shall be entitled to the following:”
g.The preamble to Section 5(b) of the Agreement is hereby amended and restated in its entirety as follows:
“Disability. The Corporation shall be entitled to terminate the Executive’s employment if the Board determines that the Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Committee (“Disability”). Upon such termination at any time after December 31, 2035, the Executive shall be entitled to the following:”
h.The preamble to Section 5(d) of the Agreement is hereby amended and restated in its entirety as follows:
“Voluntary Termination by the Executive; Certain Other Terminations before 2036. If the Executive voluntarily terminates his employment at any time other than for Good Reason or if, on or prior to December 31, 2035, the Executive’s employment is terminated by the Corporation without Cause, by the Executive for Good Reason or due to death or Disability, in either case, the Executive shall be entitled to the following:”
i.The preamble to Section 6(a) of the Agreement is hereby amended and restated in its entirety as follows:
“If at any time upon or in connection with, or during the period of twenty-four (24) consecutive months following, the occurrence of a Change in Corporate Control (as defined below), the Executive’s employment is terminated by the Corporation without Cause (but not including due to death or Disability) or the Executive resigns his employment for Good Reason, in either case, at any time after December 31, 2035, the Executive shall be entitled to the payments and benefits listed below. In addition, if, at any time after December 31, 2035, the Executive’s employment is terminated by the Corporation without Cause (but not including due to death or Disability) either (I) at any time within three (3) months of the occurrence of a Change in Corporate Control, or (II) at any time prior to the occurrence of a Change in Corporate Control at the request or direction of any person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended) who obtains control of the Corporation as a result of the occurrence of a Change in Corporate Control, the Executive shall be entitled to the payments and benefits listed below.”
j.The preamble to Section 7 of the Agreement is hereby amended and restated in its entirety as follows:
“If, at any time after December 31, 2035, the Executive dies while this Agreement is in effect, the Corporation shall pay to the Executive’s estate the following:”
2.Good Reason. The Executive expressly acknowledges and agrees that nothing in this Amendment (including the amendments to the Agreement set forth herein) will provide the Executive with the right to resign his employment with the Company for “Good Reason” (as such term is defined (i) in Section 5(a) of the Agreement, (ii) in any equity or equity-based award agreement between the Executive and the Company or any of its affiliates, or (iii) in any other agreement between the Executive and the Company or any of its affiliates that provides the Executive with a right to resign his employment for “good reason” or any term of similar import).
3.Effectiveness. This Amendment shall be effective as of October 30, 2025.
4.Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

5.Ratification. Except as expressly amended by this Amendment, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions of the Agreement shall remain in full force and effect.
6.Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto execute this Amendment, to be effective as of October 30, 2025.

WELLTOWER, INC. By: /s/ Matthew McQueen__________________ Name: Matthew McQueen Title: Chief Legal Officer and General Counsel EXECUTIVE: /s/ Shankh Mitra Shankh Mitra

[Signature Page to Amendment No. 1 to the Executive Employment Agreement]